Exhibit 10.1

CONFIDENTIAL

July 28, 2008

R. Scott Murray

Chairman, President & CEO

Global BPO Services Corp.

125 High Street

High Street Tower, 30th Floor

Boston, MA 02011

RE: $107,809,697.60 Senior Credit Facilities

Dear Mr. Murray:

Reference is hereby made to the Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement to be executed in the form annexed hereto as of July 31, 2008 (the “Loan Agreement”), by and among STREAM HOLDINGS CORPORATION, a Delaware corporation (“SHC”), STREAM FLORIDA INC., a Delaware corporation and a wholly-owned Subsidiary of SHC (“SFI”), STREAM INTERNATIONAL INC., a Delaware corporation and a wholly-owned Subsidiary of SHC (“Stream”), and STREAM NEW YORK INC. a Delaware corporation and a wholly-owned Subsidiary of SHC (“SNY”) (SFI, Stream and SNY, each a “US Borrower” and collectively the “US Borrowers”), STREAM INTERNATIONAL CANADA INC., a company organized under the laws of Ontario and a Subsidiary of Stream (“Stream Canada”), and STREAM INTERNATIONAL EUROPE B.V., a company organized under the laws of the Netherlands and a wholly-owned Subsidiary of Stream (“Stream BV”), STREAM INTERNATIONAL SERVICE EUROPE B.V., a company organized under the laws of the Netherlands and a wholly-owned Subsidiary of Stream International (Bermuda) Ltd. (“Stream Service BV”), STREAM INTERNATIONAL (N.I.) LTD., a company organized under the laws of Northern Ireland and a Subsidiary of Stream (“Stream UK”) and STREAM INTERNATIONAL GMBH, a company organized under the laws of Germany and a Subsidiary of Stream (“Stream Germany”) (Stream Canada, Stream BV, Stream Service BV, Stream UK and Stream Germany, each a “Foreign Borrower” and collectively the “Foreign Borrowers”) (US Borrowers and the Foreign Borrowers, each a “Borrower” and collectively the “Borrowers”), and STREAM GLOBAL SERVICES, INC. (formerly known as Global BPO Services Corp.), a Delaware corporation and, as of the Closing Date, the owner of all of the issued and outstanding shares of the capital stock of SHC (“SGS”) (SHC and SGS, each a “Guarantor” and collectively the “Guarantors”; Borrowers and Guarantors, each a “Loan Party” and collectively the “Loan Parties”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), as agent for Lenders (PNC Bank, in such capacity, the “Agent”), PNC as “Swingline Lender” (as defined therein) and PNC CAPITAL MARKETS LLC., as sole lead arranger (“PNCCM”). All capitalized terms not otherwise defined herein shall have the collective meanings ascribed thereto in the Loan Agreement.

This letter is the Fee Letter referred to in the Loan Agreement.

In order to induce PNC Bank and PNCCM to enter into the Loan Agreement, you agree to cause Borrowers to pay to PNC Bank and PNCCM, as applicable, in immediately available funds, the following nonrefundable fees in the amounts and at the times provided as follows:

Deposit Fee:	$100,000, which PNCCM acknowledges has been paid prior to the date hereof, any unused portion of which will be credited to the Underwriting Fee set forth below, upon the occurrence of the closing of the Loan Agreement and funding of the initial Advances (such event being the “Closing”).

Underwriting Fee:	$2,156,193.95 (representing two percent (2%) of the aggregate of the Term Loans and the Maximum Revolving Advance Amount (such aggregate, the “Credit Facilities”)) shall be payable to PNCCM on the Closing, to be allocated to the Lenders as determined by PNCCM, and which shall be fully earned and non-refundable on the Closing.

Administrative Fee:	A fee of $25,000 per year shall be due to PNC Bank on the Closing, and thereafter on each anniversary of the Closing. Such annual Administrative Fee shall be in addition to reimbursement of PNC Bank’s reasonable out-of-pocket expenses, which shall include annual charges for electronic distribution services incurred by Agent.

Collateral Monitoring Fee:	A fee of $48,000 per year shall be due to PNC Bank, as Agent with respect to the Collateral, and paid on a monthly basis commencing with the sum of $4,000 payable on the Closing. Additionally, PNC Bank shall be paid a fee of $750 per man-day plus expenses for all field audits and examinations conducted by Agent with respect to Borrowers and/or the Collateral.

Prepayment Fee:	A fee shall be payable to PNC Bank as Agent of (a) $1,078,096.98 (representing one percent (1%) of the total amount of the Credit Facilities) if the then outstanding amount of the Credit Facilities are prepaid (and the Lenders’ commitments with respect to Revolving Advances terminated) within one year of the Closing and (b) $539,048.49 (representing one-half of one percent (0.5%) of the total amount of the Credit Facilities) if the then outstanding amount of the Credit Facilities are prepaid (and the Lenders’ commitments with respect to Revolving Advances terminated) after the first anniversary of the Closing but within two years of the Closing. No Prepayment Fee shall apply to voluntary reductions, mandatory reductions or new financing arranged by PNC Bank.

The fees set forth in this Fee Letter are separate and in addition to the fees and other charges payable to Lenders pursuant to the Loan Agreement. None of the fees set forth in this Fee Letter shall be subject to any rebate, refund, proration and/or reduction of any kind, including without limitation upon termination of the Loan Agreement.

PNC Bank and PNCCM shall be entitled, after consultation with you, to change any or all of the terms, structure, tenor, or pricing (including, without limitation, the fees set forth in this Fee Letter and any and all of the other interest rates and fees set forth in the Loan Agreement) of the financing consisting of the Credit Facilities, if PNC Bank and/or PNCCM determine that such changes are advisable in order to ensure a successful syndication thereof. The rights of PNC Bank and PNCCM under this Fee Letter (including without limitation under this paragraph) shall survive the execution and delivery of, and all borrowings under, the Loan Agreement, and continue in effect until such syndication efforts shall be completed (as determined by PNCCM). You agree to cause each Borrower to execute any amendment to the Loan Agreement deemed reasonably advisable by PNC Bank and/or PNCCM to effect such changes and that any failure to do so shall be an Event of Default under the Loan Agreement as though fully set forth therein.

This Fee Letter shall be governed by and construed in accordance with the law of the State of New York.

The terms contained in this Letter are confidential and, except for disclosure to Borrowers’ board of directors, officers and employees, professional advisors retained by any Borrower in connection with the transactions contemplated hereby, or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent.

This Letter amends and restates, and supersedes in its entirety, that certain Fee Letter dated February 11, 2008 from us to you, which was signed by you and returned to us on or about February 11, 2008, as well as the Letter dated June 4, 2008 from us to you, which was signed by you and returned to us on or about June 4, 2008.

Please indicate your acceptance and agreement to the foregoing by signing and returning to us the enclosed copy hereof.

Sincerely,
PNC Bank, National Association /s/ Michael Picard Michael Picard Senior Vice President	PNC Capital Markets LLC /s/ Anthony J. Foti Anthony J. Foti Managing Director

Agreed to and accepted: Global BPO Services Corp.

By:	/s/ Sheila Flaherty
Its: Executive Vice President and General Counsel Date: July 29, 2008